Exhibit 99.1

PepsiCo Announces Management Changes:

— 28-Year Executive Al E. Bru to Retire, Will Serve as PepsiCo Vice Chairman until February 2005 — Former Kraft Foods Executive Irene B. Rosenfeld Appointed Chairman & CEO of Frito-Lay — John Compton Named Vice Chairman of Frito-Lay

PURCHASE, NY, September 1, 2004 -- PepsiCo announced today that Al Bru, Chairman and CEO of Frito-Lay and a 28-year veteran of the company, will retire February 1, 2005. Bru, 55, who has led the division since 1999 and previously ran the salty snacks and confectionery Sabritas business in Mexico, has been named PepsiCo Vice Chairman, effective immediately. He will continue reporting to Chairman and CEO, Steve Reinemund.

Irene Rosenfeld, former President of Kraft Foods’ North American business, was appointed to Bru’s former position as Chairman and Chief Executive Officer at Frito-Lay, PepsiCo’s over $9 billion snack and convenient foods division. Rosenfeld, 50, will report to Reinemund.

PepsiCo also announced that John C. Compton has been named Vice Chairman of Frito-Lay. In addition, he will retain his current responsibilities as President of the North American salty snacks business. Compton, 43 and a 22-year veteran of Frito-Lay, will report to Rosenfeld.

“We are extremely fortunate that Al Bru devoted his career and almost three decades to PepsiCo,” said Reinemund. “He led the two largest and most dynamic divisions in our entire global portfolio and generated strong volume, profit and share growth at each company. We are very appreciative.”

Commenting on his decision, Al Bru said, “Frito-Lay and PepsiCo have been my life’s work and passion, but the time has come to make more time for my family and balance my commitment. It has been a privilege to lead the best snack companies and the greatest teams in any business. I am proud of everything we accomplished together. I look forward to helping with a smooth hand-off, for Frito-Lay’s continued success and supporting PepsiCo’s growth in new ways.”

Following the Frito-Lay transition period, Bru has also agreed to be available to consult for PepsiCo, enabling the company to draw on his deep experience in the company’s global snack businesses, where he spent nearly 30 years in a variety of senior positions.

“Al’s leadership and successful leveraging of Frito’s unrivaled brands, direct-store-delivery system and supply chain have generated a legacy of growth and our future is bright,” said Reinemund. “We plan to continue that momentum and take Frito-Lay to the next level of growth by extending the company’s capabilities and reach beyond salty snacks and across the broader spectrum of ‘convenient foods.’ Irene Rosenfeld is the ideal leader to make that happen,” Reinemund said.

Commenting on Rosenfeld’s selection, Reinemund said, “Irene understands consumers, retailers and the consumer products business as well as anyone I know. She is an ideal complement to Frito-Lay’s senior team and its operating and direct-store-delivery culture. She brings well-tested leadership and business savvy in all facets of the business, particularly in break-through consumer marketing and innovation. Her vision and experiences will be invaluable as we continue to grow Frito-Lay beyond its traditional core. It’s the perfect formula to build a Frito-Lay for the future that is even broader than the powerhouse that exists today.”

“Frito-Lay offers a fabulous opportunity to extend consumers’ snacking choices,” said Rosenfeld. “It has a strong legacy of sustained growth, excellent talent, strong icon brands and unmatched capabilities in sales and distribution. Thanks to Al Bru, I have a terrific foundation to build on. I am excited to work with an organization that is as highly respected and recognized as Frito-Lay, especially the Salty Snacks division, which is led so capably by John Compton. I look forward to working with John and the entire Frito-Lay team to realize the vision of making Frito-Lay the ‘World’s Favorite Convenient Fun Foods Company.’”

“At Frito-Lay, Rosenfeld will direct all U.S. and Canadian operations. Her direct reports will include Compton, and the executive team of Mark Schiller, Sr. VP and General Manager, Convenient Foods; Beth Struckell, VP and General Manager, Vend/Food Service; Dave Rader, Sr. VP & Chief Financial Officer; Ron Parker, Sr. VP, Human Resources; Clay Small, Sr. VP and Deputy General Counsel - PepsiCo; Lynn Markley, Sr. VP, Public Affairs; and Jaime Montemayor, Chief Information Officer.

Rosenfeld joins PepsiCo following more than 20 years in the food industry with Kraft Foods and General Foods, where she held a number of key management positions in the U.S., Canada and Mexico. She was President of Kraft’s $21 billion North American business and served as one of the company’s top three executives until 2003. She is widely respected throughout the industry for her many accomplishments at Kraft, including the successful integration of the $19 billion Nabisco acquisition, and the restructuring and turn-around of a number of businesses.

Rosenfeld has also been active in the industry, holding a number of leadership roles within the Grocery Manufacturers Association (GMA), including Chair of the Industry Affairs Council, Co-Chair of the Joint GMA/Food Marketers Institute Trading Partner Alliance, and Chair of the Food and Health Strategy Group. She has served on the boards of AutoNation Inc., Cornell University and the Steppenwolf Theatre Company.

PepsiCo is one of the world’s largest food and beverage companies with annual revenues of $27 billion. Its principal businesses include Frito-Lay snacks, Pepsi-Cola beverages, Gatorade sports drinks, Tropicana juices and Quaker foods. Its portfolio includes 16 brands that each generate $1 billion or more in annual retail sales.

Cautionary Statement

This release contains statements concerning PepsiCo's expectations for future performance. Any such forward-looking statements are inherently speculative and are based on currently available information, operating plans and projections about future events and trends. As such, they are subject to numerous risks and uncertainties. Actual results and performance may be significantly different from expectations. Please see our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, for a discussion of specific risks that may affect our performance.

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